EXHIBIT 4.61

Acceptance Agreement

No.: [2011] 8800-601-012

Drawer (Party A):	Dongguan Wing Shing Electrical Products Factory Company Limited

Legal Representative (principal): Sham Kwong Ho

Address: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Postal code: 523656

Tel.: 0769-87738870-813	Fax: 0769-87738870-863

Acceptor (Party B): China Construction Bank Corporation, Dongguan Branch

Principal: Li Hongmao

Address:	No. 5 Sport Rd., Jian Sheng Building, Nancheng District, Dongguan Provision, PRC

Postal code: 523071

Tel.: 0769-22818998	Fax.: 0769-22818768

WHEREAS Party A applies to Party B for the acceptance of the commercial draft (see the form under article 3 for details) issued by Party B, in order to clarify each party’s rights and obligations, the parties hereby made and concluded this Agreement as follows:

Article 1 Prerequisites for the acceptance by Party B

Party B agrees to accept the draft listed under article 3 only when all the following prerequisites are fulfilled, unless otherwise waivered partially or completely by Party B:

1). Party A has paid the agreed the acceptance fee and commitment fee;

2). For items of this agreement requiring a guaranty (including but not limited to margin, mortgage, pledge, and security deposit), the guaranty shall conform with the requirement of Party B and remain in effect;

3). Party A has made no breach of this Agreement, nor in any circumstance that might possibly jeopardize the creditor’s rights of Party B;

4). The acceptance of a draft under this Agreement is not prohibited or limited by laws and regulations, or relevant authorities;

5). Other prerequisites:

Blank

Article 2. Acceptance fee

1. The fee shall be charged at 0.05% of the par value of the draft;

2. The commitment fee shall be charged at Blank;

3. The acceptance fee and the commitment fee shall be paid in a lump sum when Party A applies to Party B for acceptance.

Article 3 Security deposit

For the draft that applied by Party A under this Agreement, Party A shall deposit a guarantee money conforming to the requirements of Party B into the account opened by Party B. Details of drafts and requirements for the security deposit:

No.	Sum (amount in words)	Date of draft	Date of maturity	Name of Recipient	Bank of Recipient	Recipient account No.	Sum of the guarantee money	Margin account/
See the annex for details	Blank	Blank	Blank	Blank	Blank	Blank	Blank	Blank

	Blank	Blank	Blank	Blank	Blank	Blank	Blank	Blank

(If there are more drafts, an additional form can be made to record as an annex to the Agreement)

The total of the aforementioned drafts (in words): RMB 7,039,708.56

The aforementioned deposit serves as the pledge for the draft acceptance on the part of Party B, and Party A should not draw on the money before the draft fee is paid up.

The two parties agreed on the calculation of interests according to following standards: BLANK The interest shall be directly credited by Party B to the margin account of Party A to provide a pledge for the creditor’s rights of Party B.

Article 4 Rights and obligations of the two parties

1. Party A shall pay the notes payable in full to the account opened by Party B (account No. 44001779508051279518) prior to the maturity of the draft, whether the draft holder or recipient has presented for the payment, and the amount shall be totally credited by Party B to the account of Party B upon the due date. The part not fully paid by Party A will constitute an advance payment made by Party B.

2. Party B has the right to choose to credit the money from aforementioned margin account, or the accounted as agreed in article 1, or other accounts of Party A within the banking system of CCB to the account of Party B in order to pay out, without prior notice to Party A.

3. In case any dispute arises on the transaction relationship or debtor-creditor relationship under the drafts accepted by Party B, Party A shall be solely responsible for the settlement, without impairing the obligations and responsibilities of Party A under this Agreement.

4. Party A shall make sure that the transactions and debtor-creditor relationship are true, law and valid, and shall submit related documents pursuant to the requirements of Party B.

5. Any interest expense, as well as other liabilities, arising from delayed payment of drafts accepted for which Party B is not responsible, shall be borne by Party A.

6. After Party B has accepted a draft, Party A shall confirm the filled out or printed details of the draft. The two parties agree that whether or not Party A makes the confirmation, it shall not reduce or exempt the obligations or the responsibilities of Party A.

7. Without the written consent of Party B, Party A shall not transfer its property at a low price or without reward, nor shall it reduce or cancel the debts against a third party, nor shall it postpone the exercise of, or refuse to exercise its creditor’s rights or other powers and rights.

8. Party A shall provide true, lawful, and valid financial statements and related information as well as all details about its bank names, accounts, and balances upon the requirement of Party B, and shall cooperate and accept any inspection and monitoring of Party B on its production and operation, as well as financial activities; Party A shall not withdraw its fund, or transfer its assets to evade its debts to Party B.

9. Party A shall not evade its debit to Party B by way of associated transactions, and shall not acquire fund or credit from the bank making use of false contracts with its associated companies, notes receivable without actual trading contents, accounts receivable and other claims.

10. Provided that Party A is a group, it shall timely inform Party B of any associated transaction with a value accounting for 10% of the net asset of Party A, including  associated relationship between the parties of the transaction; ‚ transaction items and nature; ƒ the amount of the transaction or proportions; „ pricing policy (inclusive of any transaction with no transaction amount or with only nominal amount)

11. Other rights and obligations:

BLANK

Article 5 Liability for breach of contract

1. Breaches of Party B and liabilities thereof

 Provided that Party A has fulfilled all prerequisites for acceptance of drafts, should Party B refuse to accept the draft without any justified reason, Party A may demand Party B to accept the draft pursuant to this Agreement;

‚ If Party B charges Party A any interest and fee in violation of national laws and regulations that should not be charged, Party A is entitled to demand the return of the money.

2. Breaches of Party A and circumstances possibly jeopardizing the creditor’s rights of Party B

1) Breaches of Party A

 Party A fails to deposit the notes payable on time and in full in the account opened by Party B pursuant to this contract;

‚ Party A fails to pay the acceptance fee and commitment fee on time and in full;

ƒ The information provided by Party A is untrue, incomplete, and inaccurate; and

Party A infringes on any other conditions of this Agreement.

2) Circumstances that might jeopardize the creditor’s rights of Party B:

 Party A undergoes contracting, custody (taking over), lease, transformation into stock company, investment, joint operation, merger, acquisition, acquisition & Reorganization, spin-offs, joint venture, application for suspension of business for rectification, application for dissolution, revocation, bankruptcy petition, change of controlling shareholder (actual controller) or material assets transfer, suspension of production, closing up, being fined heavily by relevant authorities, registration revocation, business license revocation, involvement in major legal disputes, severe hardship in production & operation or trouble in financial status, failure of legal representative or principal to discharge his/her duty, which, as Party B deems, would jeopardize the creditor’s rights under this Agreement;

‚ Party A fails to perform other debts due (inclusive of the debts of Party A to Party B, or to other organs of CCB), or Party A transfers its property at a low price or without reward, reduces or exempts the debts of a third party, delays in exercising its creditor’s right or other rights, which, according to Party B, might harm the safety of the creditor’s rights under this Agreement;

ƒ Any of Party As shareholders abuses its independent status of a legal person and limited liability of shareholder for the purpose of evading debts, or Party A fails to provide evidence for its assets independent from shareholders’ assets, which, as Party B deems, might jeopardize the safety of the creditor’s rights under this Agreement;

„ The relationship of transaction and between the creditor and the debtor under the draft(s) is untrue, or illegal;

… The acceptance prerequisites of Party B under this Agreement are not continually satisfied;

† Any following situation about the surety of this Agreement that Party B deems will jeopardize the safety of the creditor’s rights under this Agreement:

i. the surety violates any condition of surety ship contract;

ii. the surety undergoes contracting, custody (taking over), lease, transformation into stock company, investment, joint operation, merger, acquisition, acquisition & reorganization, spin-offs, joint venture, application for suspension of business for rectification, application for dissolution, bankruptcy petition, change of controlling shareholder (actual controller) or material assets transfer, assigning its property without reward, reduction or exempt of the debts of a third party, delay in exercising its creditor’s rights or other rights, suspension of production, closing up, being fined heavily by relevant authorities, registration revocation, business license revocation, failure of legal representative or principal to discharge his/her duty, involvement in major legal disputes, severe hardship in production & operation or trouble in financial status, which, as Party B deems, would impair the surety’s surety ship ability;

iii. other circumstances that will or may cause it to lose its ability to perform the surety ship;

‡ Any of following circumstances about the mortgage and pledge that Party B deems may jeopardize the safety of the creditor’s rights under this Agreement:

i. the loss or destruction of, or damage to the mortgaged or pledged property resulting from the behaviors of a third person, requisition, confiscation or withdrawal without compensation by the State, dismantling and removing, market fluctuation, or any other reasons;

ii. Mortgaged or pledged property are sealed up, distrained, frozen, retained, auctioned, or supervised by administrative organs, or any disputes arises on its ownership;

iii. any circumstance that is in violation of any condition under the pledge contract or mortgage contract;

iv. any other circumstance that may jeopardize the enforcement of the pledge or mortgage of Party B.

ˆ the guaranty is not established, or fails to take effect, or is invalid, cancelled, or lifted, or the guarantor breaches the contract, or expressly states or indicates by its conduct that it will not perform its guaranty responsibility, or the guarantor lose its ability to perform partially or wholly, or the value of guaranteed property decline, which, as Party B deems, will possibly impair the safety of the creditor’s rights under this Agreement;

‰ any other circumstances that Party B deems will possibly jeopardize the safety of the creditor’s rights under this Agreement.

3) Remedies of Party B

Should any of circumstance given under the above Article 2, Party B shall be entitled to resort to one, or several remedies listed as follows:

 requiring Party A to rectify it behaviors;

‚ requiring Party A to increase its guarantee money;

ƒ requiring Party A to pay the notes payable in advance, or deduct the same amount of money from the margin account under this Agreement and other accounts opened by Party A in Party B and the system of CCB without prior notice to Party A for the purpose of making payment at the due time, in case that the draft(s) is not yet due and that Party A has not paid in full the notes payable;

„ Party B shall have the right to charge interest on the part of account not fully paid at a rate of 0.05% from its due date, given that the draft was due and Party A failed to pay the notes payable or other accounts payable in full or Party A failed to pay the notes payable or other accounts payable in advance as stipulated in this Agreement;

… Party A shall have the right to demand Party A to repay the principal and interest of its advance payment in case of advance payment from Party B;

† exercising its guaranty rights;

‡ unilaterally cancelling this Agreement; Party B will no longer accept any draft under this Agreement; for any draft has been accepted but not delivered to Party A, Party B will not deliver it. If Party B unilaterally cancelled this Agreement, the acceptance fee and the commitment fee having been paid by Party A shall not be returned;

ˆ other remedies approved by laws

Article 6. Other provisions

1. Party B may entrust other branches of CCB to perform the obligations and enjoy the rights under this Agreement. Any performance of obligations under this Agreement by a branch of CCB is deemed to be done by Party B, and shall not reduce or exempt the obligations and liability of Party A.

2. Bearing of expenses

Unless otherwise specified, attorney’s fees, insurance, evaluation, registration, custody, and notarial fees under this Agreement or related to the guaranty under this Agreement shall be borne by Party A.

Any expenses of Party B that actually take place to realize its creditor’s rights (including but not limited to litigation cost, arbitration fee, property preservation cost, travel expense, enforcement fee, evaluation fee, auctioneer’s fee, notarial fee, delivery expense, announcement and counsel fee) shall be borne on Party A.

3. The use of Party A’s information

Party A agrees that Party B make inquires on the credit status of Party A by referring to the credit database approved and established by The People’s Bank of China and credit authorities, or relevant units and departments, and that Party B provides the information of Party A to the credit database approved and established by The People’s Bank of China and credit authorities. Party A also agrees to Party B’s fair use and disclosure of Party A’s information due to needs of business.

4. Collection announcement

In case of breaches of Party A, Party B shall have the right to inform relevant authorities or units, and to make public announcement on news media.

5. Evidentiary effect of the record of Party B

Unless there are reliable and infallible evidences proved to the contrary, the internal financial records including principal, interests, expenses, and repayment record, the receipts and vouchers formulated or reserved by Party B during handling repayment, interest payment and other business procedures, as well as records and vouchers of Party B’s collection, all constitute effective and infallible evidences to prove the debtor-creditor relationship between Party A and Party B. Party A shall not raise an objection against Party A for unilaterally formulating or reserving above records, entry, receipts, and vouchers.

6. Reserve of rights

The rights of Party B hereunder do not impair or preclude any rights prescribed by laws and regulations, administrative rules, and other contracts. Tolerance, grace, or preference to any breach or delay, or postponing exercising any right hereunder shall not operate as a waiver thereof, nor shall it restrain, hinder, or preclude the exercise of this right or other rights, nor shall it lead to obligations and responsibilities of Party B to Party A.

7. Besides the debts under this Agreement, if Party A has other debts due to Party B, Party B is entitled to deduct the amount from the RMB account or other currency account of Party A opened in the system of CCB to repay any debt that is due, to which Party A agrees to have no objection.

8. For all the accounts payable of Party A under this Agreement, Party B shall have the right to deduct corresponding amount from Party A’s RMB account or other currency account within the system of CCB, without having to give prior notice. In case of procedures needed for exchange settlement and sales or exchange trading, Party A is obligated to assist Party B in the handling, and exchange risk shall be borne on Party A.

9. In case of any change to the address or contact information, Party A shall immediately inform Party B in writing, and shall bear the loss arising from the delay.

10. Dispute settlement

Should any dispute over the implementation of the Agreement arises, it shall be settled through negotiations; in case no settlement can be reached, the first of following ways may be resort to:

 A lawsuit shall be filed on the case at issue in the people’s court in the registered address of Party B

‚ The case shall be submitted to BLANK arbitration committee (address: BLANK),

where arbitration will be made according to the effective arbitration rules at the time of the filing. The arbitration reward shall be final and binding on both parities.

Other conditions under this Agreement not involving the dispute shall still in force during the litigation or arbitration period.

11. Conditions for the validity of this Agreement

This Agreement shall become effective upon the signature or impressing of chops thereon by the legal representative (principal) or authorized agent of Party A and the legal representative (principal) or authorized agent of Party B.

12. This Agreement is made out in four copies.

13. Other provisions

1) BLANK                           ;

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3)                                          ;

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Article 7 Declaration

1. Party A is clear about the business scope and limited authority of Party B.

2. Party A has read through all the clauses under this Agreement. At the request of Party A, Party B has made explanations to the clauses hereunder. Party A fully realizes and completely understands the content of clauses and legal outcomes thereof.

3. Party A signs and performs obligations hereunder in conformity with laws, administrative regulations, rules, and stipulations of Party A’s rules or internal documents, and has obtained approval from authority within the company and/or relevant authority of the State.

4. Party A declares that no violation on laws, regulations, and rules in connection with environment protection, energy-saving and emission reduction, and pollution reduction, and promises to strictly comply with any laws, regulations, and rules with regard to environment protection, energy-saving and emission reduction, and pollution reduction. Should the above declaration be false, or the above commitment not fulfilled, or should risk of power-consuming and pollution occur with Party A, Party B shall have the right to announce the maturity of the principal and interest of the creditor’s right, or to resort to other breach remedies provided by this Agreement or approved by the law.

Party A (official stamp):

Legal Representative (principal) or authorized agent (signature): /s/ Sham Shu Qin

Date: 17 February 2011

Party B (official stamp):

Principal or authorized agent (signature): /s/ Li Po Sang

Date: 17 February 2011